SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [  ]

Filed by a Party other than the Registrant [X]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

BRE Properties, Inc.

(Name of Registrant as Specified In Its Charter)

Land & Buildings Investment Management, LLC

Land & Buildings Capital Growth Fund, L.P.

Jonathan Litt

Marc Gordon

James P. Hoffman

Gregory Hughes

Charles W. Schoenherr

Howard Alan Silver

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

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Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the
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LAND AND BUILDINGS COMMENTS ON SALE OF BRE PROPERTIES TO ESSEX PROPERTY TRUST

- Applauds BRE Properties’ Decision to Maximize Shareholder Value -

NEW YORK (December 20, 2013) – Land and Buildings, an investment firm specializing in publicly traded real estate and real estate related securities, applauds BRE Properties’ (NYSE: BRE) (the “Company”) Board of Directors for entering into a definitive agreement to sell the Company to Essex Property Trust (NYSE: ESS) (“Essex”) in a transaction valued at $56.21 per share or approximately $4.3 billion in aggregate as of the close on December 18, 2013.

The transaction follows Land and Buildings’ concerted efforts over the past year to encourage BRE Properties’ Board to explore strategic alternatives. Land and Buildings believes yesterday’s announcement clearly reflects that BRE Properties’ Board recognizes that there was a need to act to address the persistent valuation gap in order to maximize value for all shareholders. Land and Buildings strongly encourages the Board exercise its fiduciary duty and evaluate all potential options in this regard.

Land and Buildings believes that while the deal price does not fully reflect the intrinsic value of BRE, this transaction provides BRE shareholders with clear, immediate value and attractive upside. BRE’s chronic underperformance of net operating income, funds from operations (FFO) and dividend growth relative to closest comparables1 presents an opportunity for outsized future growth at the combined entity. There likely remains significant opportunity to participate in further share price appreciation through the ownership of Essex, a best-in-class West Coast apartment operator that is also trading at a large discount to net asset value.

“We are pleased to play an important role in helping to bring about this strategic move,” said Jonathan Litt, founder and chief executive officer of Land and Buildings. “The undervaluation of BRE Properties was clear over a year ago when shares were trading at $47. BRE is up almost 25 percent and has outperformed the apartment REITs by nearly 35 percent since October 2012 through when it was first announced that BRE and ESS entered exclusive discussions, which demonstrates the substantial undervaluation and shareholder value created through the pursuit of strategic alternatives. We believe that BRE’s valuable assets in Essex’s hands create an opportunity for Essex to unlock significant value.”

As previously announced, Land and Buildings has nominated six candidates to the BRE board at the Company’s 2014 annual meeting of shareholders. Land and Buildings anticipates that BRE will schedule its next annual meeting only in the event that the Essex transaction does not close in the first quarter of 2014 as disclosed by the Company yesterday.

About Land and Buildings:

Land and Buildings is a long/short investment firm that actively invests in securities of global real estate and real estate related companies.

Media Contacts:

Phil Denning or Jason Chudoba

Phone: 203-682-8200

Investor Contacts:

Innisfree M&A Incorporated

Scott Winter or Jonathan Salzberger

Phone: 212-750-5833

LAND & BUILDINGS CAPITAL GROWTH FUND, L.P., LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC AND JONATHAN LITT (COLLECTIVELY, "LAND & BUILDINGS") AND MARC GORDON, JAMES P. HOFFMAN, GREGORY HUGHES, CHARLES W. SCHOENHERR AND HOWARD ALAN SILVER (TOGETHER WITH LAND & BUILDINGS, THE "PARTICIPANTS") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF BRE PROPERTIES, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, INNISFREE M&A INCORPORATED, LAND & BUILDING'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD, WHEN AVAILABLE, WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED BY LAND & BUILDINGS WITH THE SEC ON DECEMBER 5, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

1.      “Closest comparables” are determined by Land and Buildings to be AvalonBay (NYSE: AVB) and Essex Property Trust. Chronic underperformance measured on a trailing 3, 5 and 10 year basis. Net operating income growth, FFO growth and dividend growth through full year 2013 company guidance and/or Bloomberg estimates. AvalonBay and Essex are deemed to be the closest comparables to BRE based on those companies’ ownership of high quality, predominantly coastal United States apartment portfolios over the trailing 10 years.